Exhibit 99.1

For Immediate Release

Ignite Restaurant Group Reports First Quarter 2014 Financial Results

Houston, TX—(BUSINESS WIRE)—April 30, 2014—Ignite Restaurant Group (NASDAQ: IRG) today reported financial results for the first quarter ended March 31, 2014.

Highlights for the first quarter of 2014 were as follows:

•                  Total revenues were $214.9 million, including $91.8 million associated with Macaroni Grill, which was acquired on April 9, 2013;

•                  Comparable restaurant sales increased 10% at Brick House Tavern + Tap, decreased 6.0% at Joe’s Crab Shack and decreased 4.1% at Macaroni Grill;

•                  Net loss and net loss per diluted share were $265,000 and $0.01, respectively;

•                  Adjusted net income and adjusted net income per diluted share (which are non-GAAP financial measures) were $333,000 and $0.01, respectively.

“While severe winter weather played a significant role in our first quarter results, I am proud of the dedication of our teams to deliver great guest experiences during a challenging environment,” commented Ray Blanchette, Chief Executive Officer of Ignite Restaurant Group. “Of our three brands, Joe’s Crab Shack not only felt the greatest impact from weather, but was also most impacted by the Easter calendar shift.  Still, we believe Joe’s long term fundamentals remain intact and the onset of warmer weather provides our guests the ability to enjoy our surfside décor, outdoor patios and new summer beach bakes.”

“Brick House significantly outperformed the casual dining industry with double-digit comp growth in the quarter and continues to emerge as a key growth vehicle for our Company,” added Blanchette, “Lastly, we continue to make progress at Macaroni Grill with sequential improvement in top line trends, menu innovation, food quality and service enhancements, all while driving meaningful improvements to the bottom line.”

Review of First Quarter 2014 Operating Results

Total revenues were $214.9 million in the first quarter of 2014, compared to $118.2 million in the first quarter of last year.  The increase was driven by the acquisition of the Macaroni Grill restaurants and new restaurant development, partially offset by a 4.2% decrease in comparable restaurant sales associated with the Company’s legacy concepts.  The severe winter weather throughout most of the country negatively impacted revenues at all of the Company’s brands, but primarily at Joe’s Crab Shack.

•                  Revenues at Joe’s Crab Shack were $105.3 million during the first quarter of 2014 versus $106.6 million in the prior year. Comparable restaurant sales at Joe’s Crab Shack decreased 6.0%. The estimated negative impact as a result of the severe weather on Joe’s comparable sales was approximately 5% to 6%.

•                  Revenues at Brick House Tavern + Tap were $17.8 million in the first quarter of 2014 compared to $11.6 million in the prior year.  Comparable restaurant sales at Brick House Tavern + Tap increased 10.0%.

•                  Revenues at Macaroni Grill were $91.8 million. Comparable restaurant sales at Macaroni Grill decreased 4.1%. The estimated negative impact as a result of the severe winter weather on Macaroni Grill’s comparable sales was approximately 2% to 3%.

Net loss for the first quarter of 2014 was $265,000, or $0.01 per diluted share. The Company’s net loss for the first quarter of 2014 included approximately $1.0 million of costs related to restaurant closures and losses on disposal of assets. Excluding the impact of these items, adjusted net income and adjusted net income per diluted share (which are non-GAAP financial measures) were $333,000 and $0.01, respectively, in the first quarter of 2014. Net income for the first quarter of 2013 was $2.2 million, or $0.09 per diluted share.  The Company incurred approximately $1.0 million of charges in the first quarter of 2013 related to the acquisition of Romano’s Macaroni Grill, partially offset by a gain on insurance settlements. Excluding the impact of these items, adjusted net income and adjusted net income per diluted share (which are non-GAAP financial measures) were $2.7 million and $0.11, respectively.  Reconciliation between GAAP net income (loss) and adjusted net income is included in the accompanying financial data.

Development

During the first quarter of 2014, the Company closed two Macaroni Grill locations. For 2014, the Company expects to open as many as three new Joe’s Crab Shack restaurants and convert as many as five Macaroni Grill locations to Brick House Tavern + Tap restaurants.

Conference Call

We will host a conference call to discuss our first quarter financial results today at 5:00 PM Eastern Standard Time.  Hosting the call will be Ray Blanchette, Chief Executive Officer, and Michael Dixon, President and Chief Financial Officer. The conference call can be accessed live over the phone by dialing 888-695-0614 or for international callers by dialing 719-325-4855. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 6525661. The replay will be available until May 7, 2014. The call will also be webcast live from the Company’s website at www.igniterestaurants.com under the “Investors” section.

About Ignite Restaurant Group

Ignite Restaurant Group, Inc. (NASDAQ: IRG) owns and operates over 300 restaurants throughout the U.S. Headquartered in Houston, Ignite’s portfolio of restaurant concepts includes Joe’s Crab Shack, Romano’s Macaroni Grill and Brick House Tavern + Tap. Each brand offers a variety of high-quality, chef-inspired food and beverages in a distinctive, casual, high-energy atmosphere. The company is also a franchisor for Macaroni Grill in locations in the U.S., U.S. territories and internationally. For more information on Ignite and its distinctive brands visit www.igniterestaurantgroup.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology.

A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements included in this press release, including the risk factors discussed in the Company’s Form 10-K for the year ended December 30, 2013 (which can be found at the SEC’s website www.sec.gov) and each such risk factor is specifically incorporated into this press release. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Results of Operations

The following tables present the consolidated statements of operations and selected other data for the thirteen weeks ended March 31, 2014 and April 1, 2013, and selected consolidated balance sheet information as of March 31, 2014 and December 30, 2013:

Consolidated Statements of Operations	Thirteen Weeks Ended March 31, 2014		Thirteen Weeks Ended April 1, 2013
	(In thousands, except percent and per share data)

Revenues	$214,859	100.0%	$118,240	100.0%
Costs and expenses
Restaurant operating costs and expenses
Cost of sales	63,418	29.5%	36,321	30.7%
Labor expenses	66,847	31.1%	31,907	27.0%
Occupancy expenses	19,458	9.1%	8,554	7.2%
Other operating expenses	44,001	20.5%	21,804	18.4%
General and administrative	12,274	5.7%	10,291	8.7%
Depreciation and amortization	8,136	3.8%	4,813	4.1%
Pre-opening costs	204	0.1%	1,091	0.9%
Asset impairments and closures	957	0.4%	17	0.0%
Loss on disposal of property and equipment	265	0.1%	195	0.2%
Total costs and expenses	215,560	100.3%	114,993	97.3%
Income (loss) from operations	(701)	(0.3)%	3,247	2.7%
Interest expense, net	(1,878)	(0.9)%	(395)	(0.3)%
Gain on insurance settlements	—	0.0%	300	0.3%
Income (loss) before income taxes	(2,579)	(1.2)%	3,152	2.7%
Income tax expense (benefit)	(2,314)	(1.1)%	967	0.8%
Net income (loss)	$(265)	(0.1)%	$2,185	1.8%

Basic and diluted net income (loss) per share data:
Net income (loss) per share
Basic and diluted	$(0.01)		$0.09
Weighted average shares outstanding
Basic	25,639		25,624
Diluted	25,639		25,630

Selected Consolidated Balance Sheet Information	March 31, 2014	December 30, 2013
	(In thousands)
Cash and cash equivalents	$1,046	$972
Total assets	340,081	347,084
Long term debt (including current portion)	126,575	131,982
Total liabilities	238,175	245,477
Total stockholders’ equity	101,906	101,607

	Thirteen Weeks Ended	Thirteen Weeks Ended
	March 31, 2014	April 1, 2013
	(dollars in thousands)
Selected Other Data(1):
Restaurants opened during the period	—	2
Number of restaurants open (end of period):
Joe’s Crab Shack	136	131
Brick House Tavern + Tap	20	15
Romano’s Macaroni Grill	177	—
Total restaurants	333	146
Restaurant operating weeks
Joe’s Crab Shack	1,768	1,677
Brick House Tavern + Tap	260	195
Romano’s Macaroni Grill	2,314	—
Average weekly sales
Joe’s Crab Shack	$60	$64
Brick House Tavern + Tap	$68	$60
Romano’s Macaroni Grill	$39	—
Change in comparable restaurant sales
Joe’s Crab Shack	(6.0)%	(2.0)%
Brick House Tavern + Tap	10.0%	3.9%
Romano’s Macaroni Grill	(4.1)%	—
Total	(4.2)%	(1.4)%

(1)	Activity for Romano’s Macaroni Grill commenced from the acquisition date of April 9, 2013.

Reconciliation of Non-GAAP Results to GAAP Results

The Company provided detailed explanation of this non-GAAP financial measure, including a discussion of the usefulness and purpose of the measure, in its Form 8-K filed with the Securities and Exchange Commission on April 30, 2014.

	Thirteen Weeks Ended	Thirteen Weeks Ended
	March 31, 2014	April 1, 2013
	(In thousands, except per share data)
Net income (loss) - GAAP	$(265)	$2,185
Adjustments:
Acquisition-related expenses	—	1,018
Costs related to conversions, remodels and closures	986	—
Gain on insurance settlements	—	(300)
Income tax effect of adjustments above	(388)	(177)
Adjusted net income - non-GAAP	$333	$2,726

Weighted average shares outstanding (GAAP)
Basic	25,639	25,624
Diluted	25,680	25,630
Net income (loss) per share (GAAP)
Basic and diluted	$(0.01)	$0.09
Adjusted net income per share (non-GAAP)
Basic and diluted	$0.01	$0.11